UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2010

Transdel Pharmaceuticals, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-52998	45-0567010
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 230 La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 457-5300

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2010, Transdel Pharmaceuticals, Inc. (the “Company”) announced that the Board of Directors (the “Board”) had appointed John N. Bonfiglio, Ph.D. as Chief Executive Officer and President of the Company, effective October 20, 2010. Dr. Bonfiglio was also appointed as a director on the Company’s Board.

Prior to joining the Company, Dr. Bonfiglio served as the President and Chief Executive Officer of Argos Therapeutics from January 2007 to February 2010. From November 2005 to December 2006, he served as an independent consultant to two medical device companies, a therapeutic company and a medical communications company. From January 2003 to October 2005, he served as the Chief Executive Officer of The Immune Response Corporation, a public company an immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. From 2001 to 2002, he was the Chief Operating Officer and Executive Vice President of Cypress Biosciences, a public company providing therapeutics and personalized medicine services. From 1997 to 2001, he served as the Chief Executive Officer and President of Peregrine Pharmaceuticals, Inc., a public biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections. Dr. Bonfiglio has also held senior management positions with Baxter Healthcare and Allergan, Inc. Dr. Bonfiglio received his Ph.D. and Masters of Science in Synthetic Organic Chemistry from University of California San Diego, an MBA from Pepperdine University, is a Postdoctoral Fellow, Organometallic Chemistry from University of California at Berkeley and received his Bachelor of Science in Chemistry from the State University of New York at Stony Brook. The Board believes that Dr. Bonfiglio’s qualifications to serve as a director include his 27 years of executive experience in the pharmaceutical, medical device and healthcare businesses, his experience in raising funds and completing licensing transactions for his prior companies and his experience on other company boards.

Under the terms of his Employment Agreement with the Company, Dr. Bonfiglio will receive an initial base salary of $150,000 per year. Dr. Bonfiglio will also be eligible to receive a performance-based cash bonus award equal up to 40% of his base salary, commencing in fiscal 2011. Immediately upon the date that (i) the Company closes a debt or equity financing in which the gross proceeds to the Company equals or exceeds $ 3 million; or (ii) completes a corporate partnership transaction that includes gross proceeds to the Company of at least $3 million to support the Company’s general and administrative expenses (each a “Qualified Transaction”), Dr. Bonfiglio’s base salary shall be increased to $315,000 per year. In addition, upon the closing of a Qualified Transaction, the Company will pay Dr. Bonfiglio a bonus equal to the product of (i) $165,000 times (ii) the number of days between October 20, 2010 and the closing of a Qualified Transaction dividend by 365 days.

On October 20, 2010, the Board granted Dr. Bonfiglio a stock option for 400,000 shares of common stock and 50,000 shares of restricted common stock in accordance with the Company’s 2007 Incentive Stock and Awards Plan. The stock option and the restricted common stock will vest as follows: 25% of the option shares and the restricted stock shall vest immediately upon grant, with the balance of the option shares and the restricted stock vesting in equal monthly installments over the next 36 months beginning 30 days after the grant date; provided, however, Dr. Bonfiglio shall gain a vested interest in an additional 10% of the option shares and the restricted stock upon the closing of a Qualified Transaction. The exercise price of the stock option will be $0.80 per share, the reported closing price of the Company’s common stock on October 20, 2010. The vesting of all options will fully accelerate upon an involuntary termination of Dr. Bonfiglio’s employment within twelve months following a change of control (as such terms are defined in the Employment Agreement). Dr. Bonfiglio will also be eligible to participate in the medical, insurance and 401(k) plans the Company offers to its other employees.

Dr. Bonfiglio also entered into the Company’s standard forms of Indemnification Agreement and Confidentiality Agreement.

The description of the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement to be filed as an exhibit to the Company’s next quarterly report on Form 10-Q, and is incorporated by reference therein.

There is no family relationships between Dr. Bonfiglio and any of the Company’s other executive officers and directors, no arrangement or understanding between Dr. Bonfiglio and any other person pursuant to which he was selected as an officer of the Company and no relationship between the Company and Dr. Bonfiglio or any other party in which Dr. Bonfiglio had a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Transdel Pharmaceuticals, Inc.

Date: October 21, 2010	By:	/s/ John T. Lomoro

John T. Lomoro
Chief Financial Officer